For Immediate Release

Pricester to Launch Online International Shopping Mall
Advertising and Affiliate Revenue Could Be Substantial

Hollywood, FL [Feb 21, 2008] - Pricester.com, Inc. (PRCC), an Internet marketing and technology company, will launch Copia World, bringing consumers an exciting one-stop portal to retailers from countries around the globe including France, Italy, Japan, Russia, England, Mexico, Greece, Spain and more.

Copia World (www.copiaworld.com) incorporates websites from
predominantly "brick and mortar" stores, but also includes selected
retailers from abroad exclusively marketing online.   This enables
consumers planning to travel or just shopping online to conveniently access a broad range of international retailers.

Copia World is a component of Pricester's business plan to become a leader in Internet commerce. Pricester CEO Ed Dillon commented, "The Internet has brought the world closer together and Copia World brings retailers and products from all over the world right onto your desk in a single location."

Pricester's Copia World, in addition to servicing global-minded consumers, also holds expectations of significant added revenue for the company.

"The potential is enormous", Dillon continued, "The revenue streams from affiliate programs and advertisers could be substantial. The world is a big place, and as Copia World gains momentum, we'll be adding more countries, quality retailers and features to this international online mall".

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- 6:30am EST) Forward Looking Statements

Except for historical matters contained herein, the matters discussed in this release are forward-looking and are made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. Investors are cautioned that these statements reflect numerous assumptions and involve risks and uncertainties that may affect Pricester.com, Inc., its business and prospects, and cause actual results to differ materially from these statements. Among these factors are Pricester.com, Inc.'s operations; competition; entry barriers; reliance on relationships; technological changes; demand for websites; introduction of new competitive ecommerce systems, pricing changes and timing by hardware and software vendors, and adequacy of supplies of new software.

In light of the risks and uncertainties in these forward-looking statements, they should not be regarded as a representation by Pricester.com, Inc. or any other person that the projected results, objectives or plans will be achieved. Pricester.com, Inc. undertakes no obligation to revise or update the forward-looking statements to reflect events or circumstances after the date hereof.

CONTACT:
          Investor Relations
          Pricester.com
          Ed Dillon, President & CEO
          (954) 272-1200
          edillon@pricester.com